Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-232188 and 333-266196 on Form S-8 of our reports dated March 20, 2024, relating to the consolidated financial statements of Chewy, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Chewy, Inc. and subsidiaries for the year ended January 28, 2024.

/s/ Deloitte & Touche LLP
Miami, Florida
March 20, 2024

We have served as the Company’s auditor since 2017.